Exhibit 10(a)(lxiii)

Long-Term Performance Program Award Agreement
(Fiscal Years 2014-2015)

[DATE]

Dear [RECIPIENT NAME]:

H. J. Heinz Company is pleased to confirm that, effective as of __________, 2013, you have been granted an Award under the Long-Term Performance Program in accordance with the terms and conditions of the Third Amended and Restated H. J. Heinz Company Fiscal Year 2003 Stock Incentive Plan, as amended from time to time (the “Plan”). This Award is also made under and pursuant to this letter agreement (“Agreement”), the terms and conditions of which shall govern and control in the event of a conflict with the terms and conditions of the Plan. For purposes of this Agreement, the “Company” shall refer to H. J. Heinz Company and its Subsidiaries. Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the same defined meanings as in the Plan.

1.
Award. The target value of the Award to you under this Agreement is equal to $______ (the “Target Award Opportunity”), based on a 24-month Award Period and subject to proration pursuant to Section 2 below. The “Award Period” begins on May 1, 2013 and ends on the earlier of (a) the date of the closing of the acquisition between the Company and a subsidiary of Hawk Acquisition Holding Corporation (the “Closing Date”) and (b) May 3, 2015.

2.	Proration and Payment of Award.

(a)
Your Award will be prorated based upon the number of full and partial months of the Award Period. For example and for illustration purposes only, if the Closing Date occurred on July 10, 2013, your Award payout would equal:

Target Award Opportunity x 3/24 (the portion of the 24-month Award
Period completed)

If the Closing Date does not occur prior to May 3, 2015, your Award payout will equal 100% of your Target Award Opportunity, subject to the provisions of Sections 3, 4 and 5 below.

(b)
If your employment with the Company began after the commencement of the Award Period, your Target Award Opportunity set forth in Section 1 above has been prorated based upon the number of full and partial months that you are anticipated to be employed by the Company in an eligible position during the Award Period. The payment of your Award will be prorated as set forth in subsection (a) above.

(c)	Your Award will be paid in cash as soon as administratively possible following the end of the Award Period, subject to Sections 3, 4 and 5 below.

3.	Termination of Employment. In the event that your employment with the Company terminates for any reason prior to the completion of the Award Period, your entire Award will be forfeited.

4.
Termination of the Plan. If the Plan is terminated prior to the completion of the Award Period, provided that you are an employee of the Company on the date of such termination, your Award will be prorated, pursuant to Section 2(a) above, based on the number of full and partial months of the Award Period completed prior to such termination and will be paid in cash as soon as administratively practicable following such termination.

5.
Non-Solicitation/Confidential Information. In partial consideration for the Award granted to you hereunder, you agree that you shall not, during the term of your employment by the Company and for 18 months after termination of your employment, regardless of the reason for the termination, either directly or indirectly, solicit, take away or attempt to solicit or take away any employee of the Company, either for your own purpose or for any other person or entity. You further agree that you shall not, during the term of your employment by the Company or at any time thereafter, use or disclose the Confidential Information (as defined below) except as directed by, and in furtherance of the business purposes of, the Company. You acknowledge (i) that the non-solicitation provision set forth in this Section 5 is essential for the proper protection of the business of the Company; (ii) that it is essential to the protection of the Company's goodwill and to the maintenance of the Company's competitive position that any Confidential Information be kept secret and not disclosed to others; and (iii) that the breach or threatened breach of this Section 5 will result in irreparable injury to the Company for which there is no adequate remedy at law because, among other things, it is not readily susceptible of proof as to the monetary damages that would result to the Company. You consent to the issuance of any restraining order or preliminary restraining order or injunction with respect to any conduct by you that is directly or indirectly a breach or a threatened breach of this Section 5. In addition, in the sole discretion of the Company, and in addition to all other rights and remedies available to the Company at law, in equity, or under this Agreement, any breach by you of the provisions of this Section 5 will result in the forfeiture of any unpaid portion of your Award to which you would otherwise be entitled pursuant to this Agreement.

“Confidential Information” means technical or business information about or relating to the Company and/or its products, processes, methods, engineering, technology, purchasing, marketing, selling, and services not readily available to the public or generally known in the trade, including but not limited to: inventions; ideas; improvements; discoveries; developments; formulations; ingredients; recipes; specifications; designs; standards; financial data; sales, marketing and distribution plans, techniques and strategies; customer and supplier information; equipment; mechanisms; manufacturing plans; processing and packaging techniques; trade secrets and other confidential information, knowledge, data and know-how of the Company, whether or not they originated with you or information which the Company received from third parties under an obligation of confidentiality.

6.
Impact on Benefits. The Award will not be included as compensation under any of the Company's retirement and other benefit plans, including but not limited to the H. J. Heinz Company Supplemental Executive Retirement Plan, the H. J. Heinz Company Employees Retirement and Savings Excess Plan, and/or any other plan of the Company.

7.
Tax Withholding. When your Award is paid, the Company will withhold the amount of money payable for the federal, state, local, and/or foreign income and/or employment taxes required to be collected or withheld with respect to the payment.

8.	Non-Transferability. Your Award may not be sold, transferred, pledged, assigned, or otherwise encumbered except by will or the laws of descent and distribution.

9.
Employment At-Will.     You acknowledge and agree that nothing in this Agreement or the Plan shall confer upon you any right with respect to future awards or continuation of your employment, nor shall it constitute an employment agreement or interfere in any way with your right or the right of the Company to terminate your employment at any time, with or without cause, and with or without notice.

10.
Collection and Use of Personal Data.    You consent to the collection, use, and processing of personal data (including name, home address and telephone number, identification number) by the Company or a third party engaged by the Company for the purpose of implementing, administering, and managing the Plan and any other stock option or stock or long-term incentive plans of the Company (collectively, the “Plans”). You further consent to the release of personal data to such a third party administrator, which, at the option of the Company, may be designated as the exclusive broker in connection with the Plans. You hereby waive any data privacy rights with respect to such data to the extent that receipt, possession, use, retention, or transfer of the data is authorized hereunder.

11.
Future Awards. The Plan is discretionary in nature and the Company may modify, cancel or terminate it at any time without prior notice in accordance with the terms of the Plan. While Awards may be granted under the Plan on one or more occasions or even on a regular schedule, each grant is a one-time event, is not an entitlement to an award of cash or stock in the future, and does not create any contractual or other right to receive an award or other compensation or benefits in the future.

12.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its choice of law provisions.

13.
Code Section 409A. It is intended that this Award shall not constitute a “deferral of compensation” within the meaning of Section 409A of the Code and, as a result, shall not be subject to the requirements of Section 409A of the Code. The Plan and this Award Agreement are to be interpreted in a manner consistent with this intention. Absent a deferral election satisfying the requirements of Section 409A of the Code and notwithstanding any other provision in the Plan, a new award may not be issued if such award would be subject to Section 409A of the Code at the time of grant, and the existing Award may not be modified in a manner that would cause such Award to become subject to Section 409A of the Code at the time of such modification.

This Award is subject to your acceptance of this Agreement by signing and dating it and returning it to the Company.

H. J. HEINZ COMPANY

By:
Randolph W. Keuch
Vice President - Total Rewards

Accepted:

Date: